                                                                    Exhibit 4.11

         SUPPLEMENTAL AGREEMENT TO THE COMPREHENSIVE SERVICES AGREEMENT

                                     BETWEEN

   GUANGZHOU RAILWAY (GROUP) GUANGSHEN RAILWAY ENTERPRISE DEVELOPMENT COMPANY

                                       AND

                           GUANGSHEN RAILWAY COMPANY LIMITED

                              Dated: April 19, 2007

         SUPPLEMENTAL AGREEMENT TO THE COMPREHENSIVE SERVICES AGREEMENT

This Supplemental Agreement to the Comprehensive Services Agreement (this "Supplemental Agreement"), dated as of April 19, 2007, by and between the following parties:

(1) Guangzhou Railway (Group) Guangshen Railway Enterprise Development Company, with its legal address being at 1048 Heping Road, Shenzhen (hereinafter referred to as "Party A"); and

(2) Guangshen Railway Company Limited, with its legal address being at 1052 Heping Road, Shenzhen (hereinafter referred to as "Party B").

Whereas,

(A) Party A and Party B entered into a comprehensive services agreement dated January 13, 2006 (hereinafter referred to as the "Services Agreement") which sets forth the major terms pursuant to which Party A shall provide Party B with certain comprehensive services, including safeguarding, property management, building repairs or otherwise; and

(B) Section 7.9 of the Services Agreement provides that the Services Agreement shall expire on December 31, 2008 and Section 5.1 of the Services Agreement provides that the fees for the comprehensive services under the Services Agreement payable for each year within the term of the Services Agreement shall be capped to a certain amount (the "Annual Cap").

NOW, THEREFORE, Party A and Party B agree to supplement and amend the Services Agreement as follows:

                                    Article 1

Section 7.9 of the Services Agreement shall be amended to the effect that the term of the Services Agreement shall commence from the effective date thereof and expire on December 31, 2007.

                                    Article 2

Section 5.1 of the Services Agreement shall be amended to the effect that the Annual Cap for 2007 shall be adjusted upward to RMB139.7 million and the amount of the fees for the comprehensive services for 2008 shall be deleted.

                                    Article 3

Except for Sections 7.9 and 5.1 of the Services Agreement which shall be amended pursuant to Articles 1 and 2 above, all the other provisions of the Services Agreement shall remain the same.

                                    Article 4

This Supplemental Agreement shall not come into effect until after Party B has received the approval to this Supplemental Agreement from its independent shareholders through required procedures for voting with respect to related-party transactions or the waiver from the Stock Exchange of Hong Kong Limited (the "HKSE") to the related-party transactions involved herein in accordance with Party B's Articles of Association and the HKSE Listing Rules. Should the conditions precedent to the effectiveness of this Supplemental Agreement set forth in the preceding sentence fail to be satisfied by December 31, 2007, this Supplemental Agreement shall become null and void automatically.

                                    Article 5

This Supplemental Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China.

IN WITNESS WHEREOF, this Supplemental Agreement has been executed in two counterparts by the respective representative of Party A and Party B on the date first written above.

PARTY A: GUANGZHOU RAILWAY (GROUP) GUANGSHEN RAILWAY ENTERPRISE DEVELOPMENT
         COMPANY


By: /s/ Representative
    ---------------------------------


PARTY B: GUANGSHEN RAILWAY COMPANY LIMITED


By: /s/Representative
    ---------------------------------


                                       2